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                                                                   EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Incyte Pharmaceuticals, Inc. for the registration of 227,713 shares of its common stock of our report dated February 7, 1997, with respect to the consolidated financial statements of Incyte Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996 and to the reference of our firm under the captions "Selected Financial Data" and "Experts" which are all included in the Registration Statement on Form S-3 of Incyte Pharmaceuticals, Inc. (No. 333-31307) and incorporated by reference in this Registration Statement.

                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
July 29, 1997